UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 10, 2006

Q.E.P. CO., INC.

(Exact name of registrant as specified in its charter)

DELAWARE	0-21161	13-2983807
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1001 Broken Sound Parkway

Boca Raton, Florida 33487

(Address of principal executive offices)

561-994-5550

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a–12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2- Financial Information

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

During the course of the audit for its fiscal year ended February 28, 2006, Q.E.P. Co., Inc. (the “Company”) became aware, and on April 10, 2006, determined that the Company was in violation of a financial covenant under the Company’s credit facility (the “Credit Facility”) with its senior lenders (collectively, the “Lenders”) that required the Company to maintain a certain liabilities to tangible net worth ratio (the leverage ratio as defined in the Credit Facility). A violation of a financial covenant would, unless waived by the Lenders, constitute an event of default under the Credit Facility, giving the Lenders the right to prohibit additional borrowing under the Credit Facility, accelerate the Company’s indebtedness thereunder, and take other actions as provided for in the Credit Facility. As of April 10, 2006, $24,442,000 of borrowings was outstanding under the Credit Facility.

The Company intends to begin discussions with the Lenders with respect to the violation of the financial covenant with a view toward obtaining a waiver of the current non-compliance with the covenant. The Company also intends to begin discussions with the Lenders towards amending the Company’s credit facility with respect to all of the financial covenants contained therein. There can be no assurance that the Company will be able to negotiate a waiver and amendments or that such a waiver and amendments will be on terms acceptable to the Company. If the Company is unable to obtain a waiver from the Lenders, it could have a material adverse effect on the Company’s financial position.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Q.E.P. Co., Inc.

Date: April 14, 2006	By:	/s/ Randall N. Paulfus
	Name:	Randall N. Paulfus
	Title:	Interim Chief Financial Officer